EdR ANNOUNCES THIRD QUARTER 2016 RESULTS
Reiterates Full Year Guidance

MEMPHIS, TN, October 31, 2016 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended September 30, 2016.

Company Highlights

•
Net loss attributable to common stockholders was $3.5 million, or $0.05 per share, for the third quarter of 2016 as compared to a net loss of $4.7 million, or $0.10 per share, for the third quarter of 2015. Year to date, net income attributable to common stockholders was $30.8 million, or $0.45 per share, as compared to $5.1 million, or $0.11 per share, in 2015;

•
Operating income for the quarter declined $1.2 million to $1.2 million for the third quarter on a 13.8% increase in revenue and a 16.5% increase in operating expenses. Year to date, operating income was up 22.8% on revenue growth of 14.0% and a 12.5% increase in operating expenses;

•
Same-community NOI declined 0.8% for the quarter, on a 2.7% increase in revenue and a 6.0% increase in operating expenses. Year to date, same-community NOI was up 4.1% on revenue growth of 3.7% and a 3.1% increase in operating expenses. Operating expense growth for the quarter was generally as expected with year to date growth of 3.1% in line with full year expectations;

•
Core funds from operations (“Core FFO”) increased 33.4% for the third quarter with Core FFO per share/unit down $0.04, or 13.3%, from prior year to $0.26. Year to date, Core FFO increased 35.4% with Core FFO per share/unit down 3.3% from the prior year. Core FFO declined on a per share/unit basis primarily due to deleveraging equity transactions in 2016 and late 2015, which reduced debt to gross assets from 40% at September 30, 2015 to 18% at September 30, 2016;

•	Reaffirmed 2016 guidance, including diluted earnings per share in the range of $0.77 to $0.80 and Core FFO per share/unit in the range of $1.73 to $1.79;

•
Awarded the right to negotiate a third-party fee development by New Mexico State University. This on-campus project is anticipated to include multi-phases for over 2,000 beds with EdR managing the university's entire on-campus housing portfolio, including existing beds, when completed;

•	Construction is underway on four on-campus ONE Plan developments at Boise State University, Northern Michigan University and the University of Kentucky for 2017 delivery;

•	Purchased our partner's 25% minority interest in the recently opened Retreat at Blacksburg at Virginia Tech in September; and

•
Completed forward sales under our ATM program, since August, for a total of 4.6 million shares at a weighted average net price of $43.73 and available proceeds of $199.6 million. The forward transactions can be settled, shares issued and proceeds received through December of 2017, however, none have been settled to date.

"It has been a busy and productive year for EdR," stated Randy Churchey, EdR's chief executive officer. "Our same-community portfolio is performing well, we added eight top of class assets to our portfolio though developments and acquisitions so far in 2016 and our opportunities for continued external growth are robust. Our 2016-2017 leasing results exhibit continued strength across our markets, which along with the expectation that 2017 supply and demand dynamics will remain consistent with 2016, bodes well for next year."

Net Income Attributable to Common Stockholders

Net loss attributable to common stockholders for the quarter was $3.5 million, or $0.05 per diluted share, as compared to net loss of $4.7 million, or $0.10 per diluted share, for the third quarter of 2015. The $1.2 million decrease in net loss attributable to common stockholders relates primarily to the following:

•	a $3.1 million increase in total community NOI, and

•	a $2.4 million decrease in net interest expense, mostly offset by

•	a $4.5 million increase in depreciation,

•	a $0.8 million increase in development pursuit costs, and

•	a $1.1 million increase in other operating income, representing a noncash fair value adjustment related to an acquired community.

Operating Income

Operating income for the third quarter was $1.2 million as compared to $2.4 million for the third quarter of 2015. The $1.2 million decrease relates primarily to the following:

•	a $3.1 million increase in total community NOI, and

•	a $1.1 million increase in other operating income, representing a noncash fair value adjustment related to an acquired community, offset by

•	a $4.5 million increase in depreciation, and

•	a $0.8 million increase in development pursuit costs.

Core Funds From Operations

Core FFO for the quarter was $19.4 million as compared to $14.5 million in the prior year. The $4.9 million increase relates primarily to the following:

•	a $3.1 million increase in total community NOI,

•	a $2.4 million decrease in net interest expense, mostly offset by

•	a $0.8 million increase in development pursuit costs.

Core FFO per share/unit for the quarter declined $0.04, or 13.3%, to $0.26, primarily due to a 50.4% increase in weighted average shares related to deleveraging equity transactions in 2016 and late 2015 which reduced debt to gross assets from 40% at September 30, 2015 to 18% at September 30, 2016.

A reconciliation of GAAP net income attributable to common stockholders to funds from operations (“FFO”) and Core FFO is included with the financial tables accompanying this release.

Same-Community Results

Same community NOI for the third quarter declined 0.8% to $22.5 million on revenue growth of 2.7%, comprised of a 3.0% increase in rental rates, a 0.6% decline in occupancy, and a 0.3% increase in other income, offset by a 6.0%, or $1.5 million, increase in operating expenses. Year to date, NOI is up 4.1% on revenue growth of 3.7% and a 3.1% increase in operating expenses. Operating expense growth for the quarter was generally as expected with year to date growth of 3.1% in line with full year expectations.

2016-2017 Final Leasing

The same-community portfolio of 27,537 beds opened the 2016-2017 lease term 96.7% occupied with rate growth of 3.4%. Although near optimum occupancy levels for the same-community portfolio, opening occupancy for the 2016-2017 lease term was 111 basis points (297 beds) behind prior year and 61 bps (169 beds) below the low end of prior guidance due to the previously discussed issues at the Company's two communities serving the universities of Missouri and Oklahoma, which opened 81.4% and 61.3% occupied, respectively.

Without the negative leasing impact from the communities at Missouri and Oklahoma the remaining 46 communities in the same-community portfolio opened the 2016-2017 lease term 97.9% occupied, same as the prior lease term, with an average rate increase of 3.5%.

Keep in mind, there are differences between what communities get categorization as “same” for leasing and for supplemental financial reporting purposes. In addition, the supplemental financial reporting same-community mix changes at the beginning of each year. As a result of this mix difference and absent other quarterly leasing fluctuations, the same-community leasing results above, that were achieved for the 2016-2017 lease term, equate to supplemental financial reporting same-community revenue growth of about 1.5% for the fourth quarter of 2016 and will return to the approximate 2.3% in the first and second quarters of 2017 when more of the same-leasing communities roll into the same-community portfolio for supplemental financial reporting purposes.

EdR's new-community portfolio opened the 2016-2017 lease term 88.8% occupied, at the lower end of expectations.  Opening occupancy was lower than typical underwriting due to known occupancy shortfalls at The Hub at Madison community, serving the University of Wisconsin.  As the community was acquired in May, we could not meaningfully impact leasing results for 2016-2017, but this is a strong, well-located asset in a good market that we expect to achieve occupancies in the high nineties next year.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

AXIOMetrics recently reported that on a national level new student housing supply in 2017 is anticipated to be consistent with 2016 levels and that over the next five years annual effective rent growth is expected to average 3.3%, with occupancy remaining relatively stable in the mid 95% range. Consistent with the supply and demand update given in our second quarter earnings release, we currently anticipate 2017 new student housing supply as a percentage of enrollment, in EdR markets, to exceed projected enrollment growth by 40 basis points. This 40 basis point spread is comprised of supply growth representing 2.2% of enrollment as compared to an expected enrollment growth of 1.8% and is consistent with the supply to enrollment gap EdR experienced in our markets over the last four years as follows:

EdR Markets (% of enrollment):	2013	2014	2015	2016*	2017*
Projected new supply	2.2%	2.2%	2.0%	1.8%	2.2%
Projected enrollment growth	1.3%	1.4%	1.5%	1.5%	1.8%
	0.9%	0.8%	0.5%	0.3%	0.4%

Same-community:
Occupancy increase	3.0%	2.0%	0.4%	(1.1)%
Rate increase	2.0%	2.0%	3.4%	3.4%
Total leasing revenue growth	5.0%	4.0%	3.8%	2.3%

*Enrollment projections for 2016 and 2017 represent the 3-year enrollment CAGR through 2015 for our current portfolio and our portfolio with 2017 deliveries, respectively.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity

During the quarter, EdR completed the previously announced acquisitions of Pura Vida Place and Carriage House, two communities totaling 194 beds serving Colorado State University as well as a 38% interest in Urbane, a 311-bed community at the University of Arizona. The acquisition of Urbane is a two-phase purchase with the final closing anticipated to be completed in September of 2017.

The previously announced $80 million pending acquisition of a 700-bed community serving a tier-one university is still in process. Closing is subject to customary conditions, including normal due diligence.
On the development front, EdR successfully delivered its 2016 developments at Virginia Tech, the University of Kentucky and the University of Mississippi on time and on budget. In addition, our active developments at Boise State, Michigan State, Texas State, Oklahoma State, Northern Michigan University and the University of Kentucky for 2017 delivery and at the University of Pittsburgh and Florida State University for 2018 delivery continue to proceed as planned and are on pace for their targeted openings.

The recently awarded project at Cornell continues to progress with the university and the town of Ithaca working on project approval.

During the quarter, the Company hired Jared Everett to augment its capabilities in the pursuit of on-campus ONE Plan projects. Everett comes to EdR from Boise State University where he served in several capacities over his nearly 14 years, most recently as treasurer and executive director of real estate and business development. Everett, who recently served as the president of the Association of University Real Estate Officials (AUERO), worked at Arizona State University before moving to Boise State University.

The Company was recently awarded the right to negotiate a third-party fee development project by New Mexico State University. This on-campus project is anticipated to include multiple phases for more than 2,000 beds. The university plans to have EdR manage the universities entire on-campus housing portfolio, including existing beds, when the project is completed. This project reflects the multiple ways universities are solving their on-campus housing needs and EdR's position as a leading university partner.

"With active development deliveries that represent a 20% growth in our collegiate housing assets over September 30, 2016, we still have six months to convert our many on and adjacent to campus pursuits into 2018 development deliveries," stated Tom Trubiana, EdR's president. "We are seeing an abundance of opportunities and importantly, our team is very busy working on over 30 on-campus opportunities."

Capital Structure

At September 30, 2016, the Company had cash and cash equivalents totaling $115.5 million and availability on its unsecured revolving credit facility of $500 million. The Company's net debt to gross assets was 14.4%, its net debt to EBITDA - adjusted was 1.7x, and its interest coverage ratio was 7.0x.

Moody's, who has a Baa3 investment grade rating on EdR, recently increased the Company's credit outlook from stable to positive in recognition of EdR's consistent operating performance as well as management's more conservative financing strategy and reduced leveraged targets.

In August, the Company renewed its ATM program with a $300 million authorization. The renewed program includes the capability of selling shares in a forward structure, which allows the Company to lock in equity for future funding needs at a known cost of capital, including carrying costs of less than 1%, without issuing shares and diluting earnings until the funds are needed. Since August 2016, the Company has sold 4.6 million shares under forward contracts for a weighted average net price of $43.73 and initial available proceeds of $199.6 million. The forward transactions can be settled, shares issued and proceeds received at any time at the Company's option through the end of 2017. The forward price and resulting settlement proceeds received by the Company will be determined on the settlement date(s) with adjustments during the term of the contract for the Company's dividends as well as for a daily interest factor that varies with changes in the federal funds rate. Dividends are not paid on the forward sales until settlement and to date no sales have been settled or shares issued.

At September 30, 2016, the Company had capital commitments relating to developments and acquisitions of $526 million, comprised of $350 million on active 2017 and 2018 developments, $80 million for Cornell University and $96 million to be funded on announced acquisitions that are yet to be closed. The Company estimates that of its $526 million in remaining capital commitments, $197 million will be funded in 2016, $236 million in 2017 and $93 million in 2018.

"Even though these capital commitments will be drawn during 2016, 2017 and 2018, due to our current low leverage, we can fund them today with cash on hand of $116 million, proceeds from the future settlement of the completed ATM forward sales of $199.6 million and borrowings under our line of credit of $210 million, on which we have $500 million of availability, and our debt to gross assets would only be 22.3%," stated Bill Brewer, EdR's chief financial officer.

Earnings Guidance and Outlook

Based on the Company's current estimates, management is reaffirming its 2016 guidance, including diluted earnings per share in the range of $0.77 to $0.80 and Core FFO per share/unit in the range of $1.73 to $1.79.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, October 31, 2016.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, October 31, 2016 through midnight Eastern Time on November 14, 2016.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13646628.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 86 communities with more than 44,000 beds serving 53 universities in 24 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write downs of depreciable real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments related to acquisitions, and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third party management fees and expenses, third party development consulting fees and expenses, depreciation, amortization, other operating income related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as GAAP net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets, (5) gain on sale of collegiate housing properties; (6) interest expense and income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests; (10) other operating income related to noncash adjustments and (11) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Collegiate housing properties, net	$2,125,140	$1,774,796
Assets under development	162,336	117,384
Cash and cash equivalents	115,486	33,742
Restricted cash	7,492	9,784
Other assets	72,870	66,125

Total assets	$2,483,324	$2,001,831

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium and deferred financing costs	$61,847	$204,511
Unsecured revolving credit facility	—	—
Unsecured term loans, net of unamortized deferred financing costs	186,706	186,518
Unsecured senior notes, net of unamortized deferred financing costs	247,873	247,678
Accounts payable and accrued expenses	125,421	85,670
Deferred revenue	30,981	19,024
Total liabilities	652,828	743,401

Commitments and contingencies	—	—

Redeemable noncontrolling interests	11,033	13,560

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 73,047,395 and 56,879,003 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	730	569

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,813,980	1,263,603
Retained earnings (accumulated deficit)	—	(21,998)
Accumulated other comprehensive loss	(8,312)	(5,475)
Total EdR stockholders’ equity	1,806,398	1,236,699
Noncontrolling interests	13,065	8,171
Total equity	1,819,463	1,244,870

Total liabilities and equity	$2,483,324	$2,001,831

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,
	2016	2015
Revenues:
Collegiate housing leasing revenue	$61,877	$54,725
Third-party development consulting services	778	490
Third-party management services	965	865
Operating expense reimbursements	2,605	2,109
Total revenues	66,225	58,189

Operating expenses:
Collegiate housing leasing operations	32,512	28,444
Development and management services	2,716	3,019
General and administrative	2,489	1,988
Development pursuit, acquisition costs and severance	212	(554)
Depreciation and amortization	22,336	17,828
Ground lease expense	3,224	2,938
Other operating income	(1,100)	—
Reimbursable operating expenses	2,605	2,109
Total operating expenses	64,994	55,772

Operating income	1,231	2,417

Nonoperating (income) expenses:
Interest expense	3,811	6,223
Amortization of deferred financing costs	443	520
Interest income	(155)	(39)
Loss on extinguishment of debt	475	—
Total nonoperating expenses	4,574	6,704

Loss before equity in losses of unconsolidated entities, and income taxes	(3,343)	(4,287)

Equity in losses of unconsolidated entities	(480)	(427)
Loss before income taxes	(3,823)	(4,714)
Less: Income tax expense	84	157
Net loss	(3,907)	(4,871)
Less: Net loss attributable to the noncontrolling interests	(374)	(151)
Net loss attributable to EdR	$(3,533)	$(4,720)

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	1,651	(3,081)
Comprehensive loss attributable to EdR	$(1,882)	$(7,801)

Earnings per share information:
Net loss attributable to EdR common stockholders per share – basic and diluted	$(0.05)	$(0.10)

Weighted average share of common stock outstanding – basic and diluted	73,205	48,526

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Nine months ended September 30,
	2016	2015
Revenues:
Collegiate housing leasing revenue	$193,750	$168,842
Third-party development consulting services	1,728	1,531
Third-party management services	2,556	2,698
Operating expense reimbursements	6,710	6,571
Total revenues	204,744	179,642

Operating expenses:
Collegiate housing leasing operations	83,567	75,452
Development and management services	7,965	8,228
General and administrative	7,991	6,227
Development pursuit, acquisition costs and severance	898	405
Depreciation and amortization	58,951	49,605
Ground lease expense	8,829	7,956
Other operating income	(1,100)	—
Reimbursable operating expenses	6,710	6,571
Total operating expenses	173,811	154,444

Operating income	30,933	25,198

Nonoperating (income) expenses:
Interest expense	12,109	17,615
Amortization of deferred financing costs	1,380	1,527
Interest income	(429)	(144)
Loss on extinguishment of debt	10,611	—
Total nonoperating expenses	23,671	18,998

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	7,262	6,200

Equity in losses of unconsolidated entities	(617)	(823)
Income before income taxes and gain on sale of collegiate housing properties	6,645	5,377
Less: Income tax expense	224	325
Income before gain on sale of collegiate housing properties	6,421	5,052
Gain on sale of collegiate housing properties	23,956	—
Net income	30,377	5,052
Less: Net loss attributable to the noncontrolling interests	(414)	(86)
Net income attributable to EdR	$30,791	$5,138

Other comprehensive loss:
Loss on cash flow hedging derivatives	(2,837)	(3,429)
Comprehensive income attributable to EdR	$27,954	$1,709

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted	$0.45	$0.11

Weighted average share of common stock outstanding – basic	67,979	48,406
Weighted average share of common stock outstanding – diluted	68,281	48,726

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Net income (loss) attributable to EdR	$(3,533)	$(4,720)	$30,791	$5,138

Gain on sale of collegiate housing assets	—	—	(23,956)	—
Real estate related depreciation and amortization	21,616	17,433	57,424	48,473
Equity portion of real estate depreciation and amortization on equity investees	700	514	2,023	1,357
Noncontrolling interests	(119)	(85)	(1)	37
Funds from operations ("FFO") available to stockholders and unitholders	$18,664	$13,142	$66,281	$55,005

FFO adjustments:
Loss on extinguishment of debt	475	—	10,611	—
Acquisition costs	175	203	413	293
Change in fair value of contingent consideration liability (3)	(1,100)	—	(1,100)	—
Straight-line adjustment for ground leases (1)	1,182	1,195	3,556	3,596
FFO adjustments	732	1,398	13,480	3,889

Core funds from operations ("Core FFO") available to stockholders and unitholders	$19,396	$14,540	$79,761	$58,894

FFO per weighted average share/unit (2)	$0.25	$0.27	$0.97	$1.13

Core FFO per weighted average share/unit (2)	$0.26	$0.30	$1.17	$1.21

Weighted average shares/units (2)	73,468	48,844	68,281	48,726

(1)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(3) This represents the fair value adjustment for The Hub at Madison's contingent consideration.

EdR AND SUBSIDIARIES
2016 GUIDANCE - RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2016
	Low End	High End

Net income attributable to EdR	$53,500	$56,000

Gain on sale of collegiate housing assets	(23,956)	(23,956)
Real estate related depreciation and amortization	73,500	74,500
Equity portion of real estate depreciation and amortization on equity investees	2,600	2,800
Noncontrolling interests	150	300
Funds from operations ("FFO") available to stockholders and unitholders	$105,794	$109,644

FFO adjustments:
Loss on extinguishment of debt	10,611	10,611
Acquisition costs	450	450
Change in fair value of contingent consideration liability	(1,100)	(1,100)
Straight-line adjustment for ground leases (1)	4,800	4,800
FFO adjustments	14,761	14,761

Core funds from operations ("Core FFO") available to stockholders and unitholders	$120,555	$124,405

Net income attributable to EdR common stockholders per share – diluted	$0.77	$0.80

FFO per weighted average share/unit (2)	$1.52	$1.58

Core FFO per weighted average share/unit (2)	$1.73	$1.79

Weighted average shares/units (2)	69,600	69,600

(1)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three and nine months ended September 30, 2016 and 2015 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Operating income	$1,231	$2,417	$30,933	$25,198
Less: Third-party development services revenue	778	490	1,728	1,531
Less: Third-party management services revenue	965	865	2,556	2,698
Less: Other operating income	1,100	—	1,100	—
Plus: Development and management services expenses	2,716	3,019	7,965	8,228
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	2,701	1,434	8,889	6,632
Plus: Ground leases	3,224	2,938	8,829	7,956
Plus: Depreciation and amortization	22,336	17,828	58,951	49,605
NOI	$29,365	$26,281	$110,183	$93,390

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended September 30, 2016 (in thousands):

	Nine months ended	Plus: Year Ended	Less: Nine months Ended	Trailing Twelve months Ended
	September 30, 2016	December 31, 2015	September 30, 2015	September 30, 2016
Net income attributable to common stockholders	$30,791	$19,911	$5,138	$45,564
Straight line adjustment for ground leases	3,556	4,782	3,596	4,742
Acquisition costs	413	293	293	413
Depreciation and amortization	58,951	68,022	49,605	77,368
Gain on sale of collegiate housing properties	(23,956)	(2,770)	—	(26,726)
Interest expense	12,109	24,449	17,615	18,943
Amortization of deferred financing costs	1,380	2,089	1,527	1,942
Interest income	(429)	(213)	(144)	(498)
Loss on extinguishment of debt	10,611	403	—	11,014
Income tax expense	224	347	325	246
Other operating income - change in fair value of contingent consideration liability	(1,100)	—	—	(1,100)
Noncontrolling interest	(414)	171	(86)	(157)
Adjusted EBITDA	$92,136	$117,484	$77,869	$131,751
Annualize acquisitions, developments and dispositions (1)	—	—	—	17,110
Pro Forma Adjusted EBITDA	$92,136	$117,484	$77,869	$148,861

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total assets to gross assets as of September 30, 2016 and December 31, 2015 (dollars in thousands):

	September 30, 2016	December 31, 2015
Mortgage and construction loans, excluding unamortized premium and deferred financing costs of $893 and $953 as of September 30, 2016 and December 31, 2015, respectively	$62,740	$205,464
Unsecured term loan, excluding unamortized deferred financing costs of $794 and $982 as of September 30, 2016 and December 31, 2015, respectively	187,500	187,500
Unsecured Senior Notes, excluding unamortized deferred financing costs of $2,127 and $2,322 as of September 30, 2016 and December 31, 2015, respectively	250,000	250,000
Total debt, excluding unamortized premium and deferred financing costs	$500,240	$642,964

Total assets	$2,483,324	$2,001,831
Accumulated depreciation(1)	294,948	270,993
Gross assets	$2,778,272	2,272,824

Debt to gross assets	18.0%	28.3%

(1) Represents accumulated depreciation on real estate assets.